EXHIBIT 11

                  UNITED VANGUARD HOMES, INC. AND SUBSIDIARIES

                   UNAUDITED COMPUTATION OF EARNINGS PER SHARE

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

          For the Three Months Ended June 30, 1997                    For the Three Months Ended June 30, 1996
          ----------------------------------------                    ----------------------------------------

                        Income      Shares           Per Share        Income                     Shares           Per Share
                    (Numerator)  (Denominator)       Amount           (Numerator)       (Denominator)              Amount
Basic EPS

Net Income           ($17,437)       3,301,432        ($0.01)           $38,605            2,237,983                $0.02

Effect of Dilutive
 Securities

Stock Options                           28,080                                                20,772
                --------------     -----------    ---------        ------------          -----------            ---------

Diluted EPS
Income available
 to common stock-
 holders plus
 assumed
 conversions         ($17,437)       3,329,512        ($0.01)           $38,605            2,258,755                $0.02
                     ========        =========        ======            =======            =========                =====
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